[Progress Energy Logo]

December 16, 2004

Chairman Randy Mitchell
Public Service Commission of South Carolina
101 Executive Center Drive, Suite 100
Columbia, South Carolina 29210

Dear Chairman Mitchell:

This letter is to inform you of a change in accounting methodology that Progress Energy Carolinas, Inc. (“PEC”) intends to implement effective January 1, 2005.

The change implements recommendations made by an independent third party hired by the Company to conduct a study of the approximately $800 million in annual O&M/capital activities for PEC’s and Progress Energy Florida’s (“PEF’s”) energy delivery businesses. The study was commissioned pursuant to a Company review of the consistency of charging practices at PEF and PEC. The study reviewed the practices applied in 2003 and 2004; prior periods were not reviewed as part of that study. The Company is also reviewing its past charging practices. As a result of the study, the independent third party developed a best-practice methodology for mapping work activities to O&M and capital within the Company’s financial system for transmission and distribution expenditures. PEF and PEC moved to the common financial system in 2002 after their merger.

The study, which was completed this month, made specific recommendations to improve the charging methodology for outage and emergency (“O&E”) activities and indirect capital accounts. A summary of those recommendations, which describe the changes PEC intends to adopt, is attached. The study indicates that, if the new methodology had been used in 2003 by PEC, approximately $3.3 million of costs charged to capital primarily for outage and emergency activities, could properly have been expensed. Costs for major or named tropical storms are not included in O&E costs and are tracked in separate accounts.

The Company will begin to apply the new methodology beginning January 1, 2005. The Company is not proposing to adjust amounts recorded for accounting purposes for any periods prior to January 1, 2005 as a result of the study. The Company believes there has been no adverse impact on ratepayers. Any issues associated with the effect of the new accounting methodology may be appropriately addressed in PEC’s next ratemaking proceeding.

Finally, please note that as with all accounting changes, the matters discussed in this letter have been reviewed by our Board of Directors (including the Audit Committee) and our external auditors.

Sincerely,

/s/ Len S. Anthony

Len S. Anthony
Deputy General Counsel-Regulatory Affairs

LSA:mhm
Attachment
cc:     Mr. James Spearman
          Mr. Charles Terreni

Summary of Proposed Accounting Changes

Changes to Practices for the Outage & Emergency (O&E) Account

o o o	Adopt a charging practice for the O&E accounts that distinguishes between replacement (i.e., capital)
and repair (i.e., expense) costs.

To implement the above, segregate Repair and Replace Activities in O&E Account for PEC and PEF as follows

       - Repair Overhead

       - Replace Overhead

       - Repair Underground

       - Replace Underground

           Note: All above activities will be further split between outage and corrective maintenance

Subsequent to segregating O&E activities as described above, PEC and PEF will update their existing charging guidelines to provide specific instructions regarding the use of repair versus replace activities. Charging guidelines will further emphasize that repair activities are used to return an existing unit of property to its intended use and replace activities are used when an existing unit of property is replaced.

Recommendations Regarding Indirect Accounts

o o o o	The Company's methodology for use of Indirect Accounts is generally appropriate, including the process changes that the Company identified in 2003 and implemented beginning in 2004. The following steps are intended to ensure the effectiveness of that methodology, including the recent changes.

Provide clearer instruction for line and service personnel to minimize their use of indirect capital accounts , for example

       - Time sheet instructions that work such as pre-job meetings should be charged to the appropriate capital account, not to the indirect account

       - Time sheet instructions should explain that "miscellaneous items" should generally be charged to expense

Transmission planning costs related to a specific project that comes to fruition should be assigned to that capital project.

The Company should review its practices related to indirect capital every two years.